SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

CommerceFirst Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-51104	52-2180744
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

1804 West Street, Suite 200, Annapolis MD  21401
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  410.280.6695

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 26, 2007, Lamont Thomas, Executive Vice President and Chief Operating and Financial Officer of CommerceFirst Bancorp, Inc. (the “Company”) and CommerceFirst Bank (the “Bank”), entered into an amendment (the “Amendment”) to his employment agreement with the Company and Bank, reflecting his planned retirement as an officer of the Company and Bank, effective December 31, 2007, and his continuing relationship with, and compensation from, the Company and Bank.  During a transition period during 2007, and upon the commencement of service of a new Chief Financial Officer, Mr. Thomas will relinquish his position as Chief Financial Officer, and serve as Executive Vice President and Chief Operating Officer of the Company.

Mr. Thomas will, subject to reelection by shareholders, continue as a director of the Company and Bank following his retirement. Pursuant to the Amendment, Mr. Thomas will serve as a consultant and advisor to the Company and Bank  for the period January 1, 2008 through December 31, 2011, receiving a annual compensation at a rate of $52,000 for such services.  During the term of the consulting arrangement, Mr. Thomas will not receive regular director fees.

Under the Amendment, Mr. Thomas will remain eligible, through August 15, 2009, to receive payments upon a change in control in accordance with the provisions of Article IX of his existing employment agreement, based upon his 2007 base compensation rate.  The change in control provisions will apply to, and Mr. Thomas will be eligible to receive a payment with respect to, (1) any change in control (as defined) which closes during the term of the Amendment; (2) any proposed change in control that is reported to and discussed with the Board by appropriate parties if, generally, such transaction closes during the term or within 12 months of the end of the term of the Amendment; and (3) any change in control transaction which arises from a formal decision by the Board of Directors during the term of the Amendment to engage a investment banker for the purpose of soliciting offers for a transaction which would qualify for as a change in control, provided such transaction is closed within 12 months after the end of the term of the Amendment.

On March 26, 2007, the Bank entered into an Employment Agreement (the “Agreement”) with Michael T. Storm, pursuant to which Mr. Storm (age 55) will be initially employed as Chief Financial Officer of the Bank. Effective January 1, 2008, Mr. Storm will assume the positions of Executive Vice President and Chief Operating Officer in addition to his position as Chief Financial Officer.  The term of Mr. Storm’s service will commence on or about September 1, 2007, following his completion of service related to the merger of his current employer, but must commence no later than November 30, 2007.  The Agreement has a term of five years from the commencement date. Mr. Storm currently serves as Senior Vice President and Chief Financial Officer of CN Bancorp, Inc. and County National Bank, and has served in that capacity since 1998.  He previously served as Executive Vice President and Chief Financial Officer of Annapolis National Bank from 1990 to 1997.

Pursuant to the Agreement, Mr. Storm will be entitled to an initial annual base salary of $140,000, a vehicle allowance of $500 per month; coverage of any COBRA expense incurred prior to his coverage by the Bank’s health plan; a 300,000 term life policy; reimbursement of AICPA and MACPA dues, and the cost of acquiring continuing professional education credits to maintain his CPA.

If the Agreement is terminated by the Bank without cause (as defined), the Bank will continue to pay Mr. Storm his annual compensation and benefits as severance compensation for a period of six months. In the event of any change in control (as defined) of the Company or Bank, Mr. Storm may continue his employment, execute a new employment agreement on mutually agreeable terms or resign his employment.  In the event that Mr. Storm resigns or is terminated within 12 months of the change in control, then Mr. Storm will be entitled to the twice his base salary, paid over a period of 12 months (the “change in control payment”), provided that if the change in control occurs prior to January 1, 2009, Mr. Storm shall not be entitled to any part of the change in control payment; if it occurs during 2009, he will be entitled to 20% of the change in control payment; if it occurs during 2010, he will be entitled to 40% of the change in control payment; if it occurs during 2011, he will be entitled to 60% of the change in control payment; if it occurs during 2012, he will be entitled to 80% of the change in control payment; and if it occurs in 2013 or beyond, he will be entitled to the entire change in control payment.  For a period on one year after termination of his employment, Mr. Storm has agreed that he would be subject to nondisparagement and nondisclosure obligations.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCEFIRST BANCORP, INC.

By:	/s/ Richard J. Morgan
Richard J. Morgan, President and Chief Executive Officer

Dated: March 29, 2007